Exhibit 1.1

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 30, 2026, by and between BioAtla, Inc., a Delaware corporation (the “Company”), and BA Merger Sub, Inc., a Delaware corporation (“Merger Sub” and, together with the Company, the “Constituent Corporations”).

Whereas, the Board of Directors of each of the Constituent Corporations deems it advisable and in the best interests of each of the Constituent Corporations that Merger Sub be merged with and into the Company (hereinafter, in such capacity, sometimes referred to as the “Surviving Corporation”) as permitted by the Delaware General Corporation Law (the “DGCL”) pursuant to the terms hereinafter set forth;

Now, therefore, the parties hereto have agreed as follows:

Section 1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company (the “Merger”), and the separate existence of Merger Sub shall cease. The Surviving Corporation shall be the Company.

Section 2. Filings. At such time as mutually agreed upon by Merger Sub and the Company, such parties shall cause a properly executed certificate of merger conforming to the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time specified in the aforementioned certificate of merger or, if no such time is specified, upon such filing (the “Effective Time”).

Section 3. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL (including without limitation Section 259 of the DGCL).

Section 4. Treatment of Capital Stock.

(a) At the Effective Time, each fifty (50) shares of common stock of the Company issued and outstanding, or held by the Company as treasury shares, as of immediately before the Effective Time shall be converted into one share of common stock of the Surviving Corporation; provided that, notwithstanding the foregoing, no fractional shares of the Surviving Corporation shall be issued in connection with the Merger, and any holder of record of common stock of the Company who otherwise would be entitled to receive fractional shares of common stock of the Surviving Corporation in connection with such Merger will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock on The Nasdaq Capital Market on the date on which the Effective Time occurs.

(b) At the Effective Time, each share of capital stock of Merger Sub issued and outstanding as of immediately before the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 5. Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to take the form set forth on Exhibit A hereto.

Section 6. Bylaws of the Surviving Corporation. The Bylaws of Company shall be unaffected by the Merger and shall be the Bylaws of the Surviving Corporation.

Section 7. Directors and Officers of Surviving Corporation. At the Effective Time, the directors of the Company, as in office immediately before the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Company, as in office immediately before the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

Section 8. Representations and Warranties of the Company. The Company hereby warrants and represents that (a) it is a corporation duly organized, validly existing and in good standing under Delaware law; (b) it has all requisite power and authority to enter into this Agreement; (c) this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against it in accordance with the terms of this Agreement; and (d) as of the record date for purposes of determining the stockholders of the Company entitled to notice of the meeting at which this Agreement shall be submitted for the approval of such stockholders, the issued and outstanding shares of common stock of the Company were listed on a national securities exchange.

Section 9. Representations and Warranties of Merger Sub. Merger Sub hereby warrants and represents that (a) it is a corporation duly organized, validly existing and in good standing under Delaware law; (b) it has all requisite power and authority to enter into this Agreement; and (c) this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against it in accordance with the terms of this Agreement.

Section 10. Conditions to the Obligations of Each Constituent Corporation. The obligations of each Constituent Corporation to consummate the Merger are subject to the satisfaction or waiver of the following conditions as of the Effective Time:

(a) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(b) all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been obtained; and

(c) this Agreement shall have been adopted by (i) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock of the

Company, and (ii) the affirmative vote of the sole stockholder of Merger Sub (collectively, the “Required Stockholder Approval”).

Section 11. Amendments to this Agreement. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, whether before or after adoption of this Agreement by the Required Stockholder Approval; provided, however, that after any such Required Stockholder Approval no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or the sole stockholder of Merger Sub without such further approval or authorization.

Section 12. Termination. This Agreement may be terminated, and the Merger may be abandoned, by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the Effective Time.

Section 13. Governing Law. To the fullest extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

Section 14. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be executed by facsimile transmission or by portable document format (“pdf”), and signatures transmitted by facsimile or pdf shall be deemed to be original signatures for all purposes. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.

Section 15. No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 17. Intended Tax Treatment. The parties hereto intend that, for U.S. federal income tax purposes, the Merger will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and that this Agreement will constitute and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The parties hereto shall file their tax returns in a manner consistent with the foregoing intent, unless otherwise required by applicable law.

[Signature Page(s) Follow(s)]

In Witness Whereof, this Agreement, having first been duly approved by the respective Boards of Directors of each Constituent Corporation, is hereby executed on behalf of each of said corporations by their respective officers thereunto duly authorized as of the date set forth above.

BIOATLA, Inc.

a Delaware corporation

By: /s/ Jay M. Short

_______________________________________

Name: Jay M. Short

Title: Chief Executive Officer

BA Merger Sub, Inc.

a Delaware corporation

By: /s/ Christian Vasquez

______________________________________

Name: Christian Vasquez

Title: President, Secretary & Treasurer

EXHIBIT A

Amended and Restated Certificate of Incorporation

[See attached.]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BIOATLA, INC.

ARTICLE I

The name of the Corporation is BioAtla, Inc (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Fifty Million (550,000,000), of which (i) Three Hundred Fifty Million (350,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Two Hundred Million (200,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by a vote of the holders of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock, treated equally and identically, subject to any preferential or other rights of any then outstanding Undesignated Preferred Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or increase or decrease from time to time the number of shares of each such series (but not below the number of shares of such series then outstanding), and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the chairman of the Board of Directors, the Corporation’s chief executive officer or the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, designated as Class I, Class II and Class III, and each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2021, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this

Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate (other than Article IV), such amendment or repeal shall require the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Corporation expressly elects to be governed by Section 242(d) of the DGCL.

ARTICLE X

CONSENT TO JURISDICTION

1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of this Certificate or the Bylaws of the Corporation (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. This Article X, Section 1 does not apply to claims arising under the Securities Act of 1933 or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933.

3. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

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